Exhibit 2.4

INDEMNIFICATION AND LITIGATION SUPPORT AGREEMENT

THIS INDEMNIFICATION AND LITIGATION SUPPORT AGREEMENT, dated as of July 27, 2005 (this “Agreement”), is by and between nStor Technologies, Inc., a Delaware corporation (the “Company”), nStor Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Company (the “Subsidiary”), and H. Irwin Levy (the “Indemnitor”).

WHEREAS, the Company, Xyratex Ltd (“Parent”) and Normandy Acquisition Corporation (“Purchaser”) propose to enter into an Agreement and Plan of Merger, dated as of July 27, 2005 (as the same may be amended or supplemented from time to time, the “Merger Agreement”; capitalized terms used but net defined herein have the meanings set forth for such terms in the Merger Agreement);

WHEREAS, the Company and the Subsidiary are defendants in that certain litigation with W. David Sykes (“Sykes”) entitled W. David Sykes vs. nStor Corporation and nStor Technologies, Inc., Case No. CA 02-1933 AH in the Circuit Court of the 15th Judicial Circuit, Palm Beach County, Florida (the “Sykes Litigation”) and plaintiffs in a counterclaim asserted in that litigation against Sykes (the “Counterclaim”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and make the Offer, Parent has required that the Indemnitor agree and, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Indemnitor has agreed, to enter into this Agreement.

NOW, THEREFORE, to induce Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Defense of Sykes Litigation; Prosecution of Counterclaim.

(a) From and after the date hereof and until the earlier to occur of a final settlement or rendering of a final, nonappealable judgment in the Sykes Litigation, the Company and the Subsidiary will diligently defend the Sykes litigation with counsel of the Indemnitor’s choice.

(b) From and after the date hereof and until the earlier to occur of a final settlement or rendering of a final, nonappealable judgment in the Counterclaim, the Company and the Subsidiary will diligently prosecute the Counterclaim with counsel of the Indemnitor’s choice.

(c) The Indemnitor shall have the right and obligation to control and direct the defense of the Sykes Litigation and the prosecution of the Counterclaim and all negotiations for their settlement, compromise or appeal. Notwithstanding anything to the contrary, the Indemnitor shall not, without the written consent of such Company and the Subsidiary (which consent shall not be unreasonably withheld or delayed), settle or compromise the Sykes Litigation in any manner that adversely affects, in any significant manner, the Company or the Subsidiary, other than as a result of money damages or other money judgments; provided, however, that the Indemnitor may, without the written consent of the Company or the Subsidiary, settle or compromise the Sykes Litigation or consent to the entering of any judgment which is for money damages only so long as the Indemnitor pays such money damages, and includes as an unconditional term thereof the delivery by the plaintiff to the Company and the Subsidiary of a duly executed written release of the Company and the Subsidiary from all liability in respect of the Sykes Litigation.

2. Indemnification of the Company and the Subsidiary. The Indemnitor shall indemnify, defend and hold the Company and the Subsidiary, and their respective officers and directors, harmless from and against any and all liabilities, losses, damages, costs and expenses (including attorneys’ fees)(collectively, “Losses”) in excess of $100,000 arising out of or resulting from the Sykes Litigation and the Counterclaim after June 1, 2005. Any Losses incurred by the Company or the Subsidiary in excess of $100,000 will be paid by the Indemnitor within 10 days of receipt of notice of the amount so due.

3. Damage Awards from Counterclaim.

(a) In the event that the Company or the Subsidiary recover any amounts from Sykes in connection with the Sykes Litigation or the Counterclaim in excess of $500,000, the Company and the Subsidiary will be entitled to retain twenty percent (20%) of any such recovery and the Indemnitor will be entitled to receive eighty percent (80%) of the total recovery.

(b) In the event that the Company or the Subsidiary recover less than $500,000 from Sykes in connection with the Sykes Litigation and the Counterclaim, then the Indemnitor will be entitled to receive only that portion of the recovery in excess of $100,000 and the Company and the Subsidiary will retain the first $100,000 of the recovery.

(c) Any amounts to which the Indemnitor may be entitled pursuant to this Section 3 will be paid to the Indemnitor within 10 days of receipt thereof by the Company or the Subsidiary.

4. Representations of Indemnitor. Indemnitor has provided a representative of the Company and the Subsidiary with a personal financial statement. Indemnitor hereby represents and warrants that the financial statement is complete and correct in all material respects and presents fairly the financial condition of the Indemnitor as of the date thereof.

5. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy that may be available at law or equity, the parties shall be entitled to the remedy of specific performance of such provisions and to an injunction or injunctions and/or such other equitable relief as may be necessary to prevent breaches of this Agreement, without the necessity of (i) posting bond or other security or (ii) proving actual damages. If any party shall fail to perform its obligations under this Agreement, the non-breaching party shall be entitled to receive from the breaching party all reasonable fees and expenses, including reasonable attorneys’ fees, which may be incurred by the non-breaching party to enforce the provisions of this Agreement.

6. General Provisions.

(a) Amendments. This Agreement may not be modified, altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent or Purchaser in accordance with Section 8.3 of the Merger Agreement and to the Indemnitor at the Indemnitor’s address set forth on the signature page hereto (or to such other address as any party may have furnished to the other parties in writing in accordance herewith).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including, without limitation, the documents and instruments referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.

(f) Governing Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. All parties to this Agreement hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum or is subject to a jury trial. A prevailing party in any action or proceeding arising out of or in connection with this Agreement or any of the transactions contemplated hereby shall be entitled to reimbursement of its reasonable attorneys’ fees and costs incurred in such action or proceeding by the other party.

(g) Costs and Expenses. Whether or not the Offer or the Merger is consummated, except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

(h) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Indemnitor or the Company and the Subsidiary, as the case may be; provided, however, that the Company and the Subsidiary may assign their rights and obligations under this Agreement to an affiliate of the Company or the Subsidiary.

(i) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, the Subsidiary and the Indemnitor have caused this Agreement to be duly executed as of the date first written above.

nSTOR TECHNOLOGIES, INC.

By:	/S/ JACK JAIVEN
Name:	Jack Jaiven
Title:	Vice President and Interim Chief Financial Officer

nSTOR CORPORATION

By:	/S/ JACK JAIVEN
Name:	Jack Jaiven
Title:	Vice President and Interim Chief Financial Officer

INDEMNITOR

/S/ H. IRWIN LEVY
H. Irwin Levy

Address:	1601 Forum Place, Suite 500
West Palm Beach, FL 33401

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